Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CELANESE CORPORATION
Celanese Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VII, SECTION 7.3 thereof and inserting the following in lieu thereof:
“SECTION 7.3    Board of Directors: Removal of Directors. Any or all of the directors (other than the directors elected by the holders of any class or classes of Preferred Stock of the Corporation, voting separately as a class or classes, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least 80% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.”
SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be executed this 18th day of April, 2019.

By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Corporate Secretary